EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-143930) of Icahn Enterprises L.P.,
2)	Registration Statement (Form S-3 No. 333-158705) of Icahn Enterprises L.P, and
3)	Registration Statement (Form S-4 No. 333-166139) of Icahn Enterprises L.P;

of our report dated March 31, 2010, with respect to the consolidated financial statements of JMBS Casino, LLC for the year ended December 31, 2009, incorporated by reference in Icahn Enterprises L.P.'s Current Report on Form 8-K/A dated December 3, 2010 from the Current Report on Form 8-K/A filed by Icahn Enterprises L.P. dated April 13, 2010.

/s/ Ernst & Young LLP

Las Vegas, Nevada
December 3, 2010